		 Barr Laboratories, Inc.
	       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders:
   The Annual Meeting of Shareholders of Barr Laboratories, Inc. will be held on December 6, 1995 at 11:00 a.m. at the Woodcliff Lake Hilton, Tice Boulevard-Woodcliff Lake, New Jersey for the following purposes:
    1.  To elect a Board of eight Directors to serve until
	the next Annual Meeting of Shareholders and until their successors are elected and qualified;
    2.  To consider approval of an amendment to the Company's 1993
	Stock Option   Plan for Non-Employee Directors;
    3. To transact such other business as may properly come before the meeting.

   Owners of record at the close of business on October 26, 1995 will be entitled to vote at the meeting or at any adjournments or postponements thereof.
   Each shareholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any shareholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.
			By Order of the Board of Directors



			Paul M. Bisaro
			Secretary


2 Quaker Road
P.O. Box 2900
Pomona, New York  10970-0519
November 6, 1995

		     Barr Laboratories, Inc.
			  2 QuakerRoad
			 P.O. Box 2900
		  Pomona, New York 10970-0519

			PROXY STATEMENT
		 ANNUAL MEETING OF SHAREHOLDERS
		   To Be Held December 6, 1995

Solicitation and Revocability of Proxies

   This Proxy Statement is furnished
in connection with the solicitation of proxies by the management of Barr Laboratories, Inc., a New York corporation (the "Company"), for use at the 1995 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 11:00 a.m. on December 6, 1995 at the Woodcliff Lake Hilton, Tice Boulevard_Woodcliff Lake, New Jersey and at any adjournment or postponement thereof. It is anticipated that this Proxy Statement, together with the form of proxy, will first be mailed to the Company's shareholders on or before November 6, 1995.

A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

The Company will bear the cost of this solicitation of proxies, including expenses in connection with the preparing, assembling and mailing of proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by Directors, Officers or employees of the Company, who will receive no additional compensation for such services. The Company has retained Continental Stock Transfer & Trust Company to aid in the solicitation of proxies for which the Company expects to pay approximately $4,000, plus reimbursable expenses.

Record Date
     The close of business on October 26, 1995 is the record date for determination of holders of the Company's Common Stock, $.01 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. On that date there were outstanding and entitled to vote 9,303,088 shares of Common Stock, each entitled to one vote.

Action to be Taken Under the Proxy
     The persons acting under the proxy will vote the shares represented thereby for the election of the Company's nominees as Directors, and for approval of the amendment to the Company's 1993 Stock Option Plan for Non-Employee Directors, or, if otherwise directed by the person executing the proxy, in accordance with such direction. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. Directors are elected by a majority of votes cast. The affirmative vote of a majority of all outstanding shares is required to approve the amendment to the 1993 Stock Option Plan for Non-Employee Directors. Abstentions, broker non-votes and withheld votes will not be considered as votes cast; however, an abstention in connection with the proposal to approve the amendment to the 1993 Stock Option Plan for Non-Employee Directors will have the same legal effect as a vote against such proposal.

PROPOSAL 1.    ELECTION OF DIRECTORS
  If all of the Company's nominees are elected, the Board of Directors of the Company will consist of Bruce L. Downey (Chairman), Edwin A. Cohen (Vice-Chairman), Robert J. Bolger, Michael F. Florence, Wilson L.
Harrell, Jacob M. Kay, Bernard C. Sherman and George P. Stephan, who will serve as Directors until the 1996 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified. If any nominee becomes unable or declines to accept nomination or election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors recommends. The Company does not have a standing nominating committee; the current nominees for Directors have been proposed by the Company's chairman and the Company's principal shareholder.

   Five meetings of the Board of Directors
were held during the fiscal year ended June 30, 1995. In addition, there were twelve committee meetings. No Director attended fewer than 75% of the total number of meetings of the Board and all committees on which the Director served.

Audit Committee
 The functions of the Audit Committee are to assist the Board in overseeing and reviewing the Company's internal accounting controls, to review the audited financial statements and to investigate and make recommendations to the Board with respect to the appointment of independent auditors. The Committee, which met five times during the fiscal year ended June 30, 1995, is composed of Messrs. Florence, Harrell, Stephan and Bolger.

Compensation Committee
    The Compensation Committee is responsible for reviewing and authorizing the granting of stock options to Officers and other key employees under the Company's stock option plans and for reviewing compensation to be paid to Officers and other key personnel of the Company. Current members of the Committee, none of whom is an employee of the Company, are Messrs. Cohen, Florence, Harrell and Stephan. Five meetings of the Committee were held during the fiscal year ended June 30, 1995.

Business Development Committee
    The Business Development Committee is responsible for evaluating and providing advice to management on the merits of various business ventures, including but not limited to, mergers, acquisitions, joint ventures, strategic partnerships and other business arrangements. Current members of the Committee are Messrs. Downey, Cohen, Bolger and Kay. Two meetings of the Committee were held during the fiscal year ended June 30, 1995.

Compensation of Directors
    During the fiscal year ended June 30, 1995, Directors, excluding Mr. Sherman and Mr. Downey, received an annual retainer of $12,500 and a fee of $500 for attendance at each meeting of the Board and at each Committee Meeting. In addition, Messrs. Bolger and Harrell received $9,000 and $7,500 for consulting and out-of-pocket expenses provided to the Company during the fiscal year ended
June 30, 1995.  See Executive Agreements for amounts paid to Mr.
Cohen pursuant to his consulting agreement with the Company. For the fiscal year ending June 30, 1996, the annual retainer and fee for attendance at meetings has been increased to $15,000 and $750, respectively.

    Under the Company's 1993 Stock Option Plan for Non-Employee Directors, each Director who is not an employee of the Company (other than a Director who owns 40% or more of the Common Stock) receives an annual grant of an option to purchase 3,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant, except that, in the case of the first grant (the date of the 1993 Annual Meeting of Shareholders), the number of shares covered by each such grant was 12,000. Each option has a ten-year term and becomes exercisable on the date of the first annual shareholders' meeting immediately following the date of grant. On December 7, 1994, each participating director received a grant of an option to purchase 3,000 shares at an exercise price of $25.63 per share.

Information on Nominees

    Bruce L. Downey became the Company's President, Chief Operating Officer and a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer in February of 1994. Prior to assuming these positions, from 1981 to 1993, Mr. Downey was a partner in the law firm of Winston & Strawn and a predecessor firm of Bishop, Cook, Purcell and Reynolds. Mr.
Downey served as the Company's lead attorney throughout its legal proceedings with the FDA. Mr. Downey is 47.

    Edwin A. Cohen, RPh, founded the Company in 1970. Mr. Cohen served as President, Chairman of the Board and Chief Executive Officer until 1994. In February of 1994, he was elected to the position of Vice Chairman of the Board and became a Consultant to the Company. Mr. Cohen is 63.

    Robert J. Bolger was elected a Director of the Company in February 1988. Mr. Bolger has been President of Robert J. Bolger Associates, a marketing consulting company since January 1988. From 1962 through 1987, he served as President of the National Association of Chain Drug Stores, a major trade association. Mr. Bolger is also a Director of General Computer Corporation. Mr. Bolger is 73.

    Michael F. Florence, CFA, was elected a Director of the Company in February 1988. Mr. Florence is President of Sherfam, Inc. and has been since 1989. He is also President of Citadel Gold Mines, Ltd., Vice President of Apotex, Inc. and Vice President of Sherman Delaware, Inc. From January 1964 through April 1989, Mr. Florence was a partner in Wm.
Eisenberg & Co., Canadian Chartered Accountants.  He is a
Director of Citadel Gold Mines, Inc. (NASDAQ), Nutrition for Life International, Inc. (NASDAQ) and was previously a Director of Kinesis, Inc. Mr. Florence and Dr. Sherman are brothers-in-law.
Mr. Florence is 58.

    Wilson L. Harrell was elected a Director of the Company in February of 1988. Since July 1990, Mr. Harrell has been a columnist, consultant and speaker. He is author of the book, For Entrepreneurs Only. From 1987 to July 1990, he was publisher of INC. magazine. Mr. Harrell is also a Director of Harrell International (NASDAQ). Mr. Harrell is 76.

    Jacob ("Jack") M. Kay was elected a Director of the Company in December 1994. Mr. Kay is President of Apotex, Inc., and also serves as Vice Chairman of the Canadian Drug Manufacturers Association. He is also a member of the Sectoral Advisory Group on International
Trade.  Mr. Kay is 54.

    Bernard C. Sherman, PhD, was Chairman of the Board of the Company from July 1981 to January 1993. He remains a Director of the Company.
Dr. Sherman is Chief Executive Officer of Apotex, Inc., a Canadian manufacturer of pharmaceutical products. He is also President of Sherman Delaware, Inc. and a Director of Citadel Gold Mines, Inc.
(NASDAQ). In July 1994, Dr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange
Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Dr. Sherman and Shermfin Corp.
consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc. Dr. Sherman is 53.

    George P. Stephan was elected a Director of the Company in February 1988. Since July 1993, Mr. Stephan has been a business consultant and private investor. From December 1991 to July 1993, Mr. Stephan was of counsel to Murtha, Cullina, Richter and Pinney in Hartford, Connecticut and a business consultant, specializing in international business. From January 1991 to November 1991, he served as Chairman of the Board and Interim Chief Executive
Officer of Kollmorgen Corporation, a diversified technology company, and was a consultant to Kollmorgen Corporation from April 1990 to January 1991. Mr. Stephan was Vice Chairman of
Kollmorgen from 1988 to 1990.  Mr. Stephan is 62.

The Board of Directors recommends a vote "FOR" the election of the above nominees.

PROPOSAL 2.    APPROVAL OF THE AMENDMENT TO THE 1993 STOCK OPTION PLAN
	       FOR NON-EMPLOYEE DIRECTORS

In December 1993, the shareholders ratified the adoption by the Board of Directors of the 1993 Stock Option Plan for Non-Employee
Directors (the "Directors' Plan").   An aggregate of 150,000
shares of Common Stock are available under the Directors' Plan, of which 66,000 shares are subject to outstanding options. The following names nominees for election as directors hold those 66,000 options in the amounts set forth after their respective named as follows: Cohen (3,000), Bolger (15,000), Florence (15,000), Harrell (15,000), Kay (3,000) and Stephan (15,000).
This formula plan, among other things, enhances the Company's ability to attract and retain experienced Directors. Currently, each Eligible Director (as that term is defined in the Directors'
Plan) on any grant date is granted a non-qualified option to purchase 3,000 shares. Each such option has a ten-year term, is exercisable at an option exercise price equal to 100% of the fair market value of the shares on the date of grant, and becomes exercisable on the date of the first annual shareholders' meeting immediately following the date of grant of the option, provided there has been no interruption of the optionee's service on the Board before that date. The options are not transferable except by will or the laws of descent and distribution, or to a designated beneficiary, and may be exercised during an option holder's lifetime only by the Director. Upon approval of this amendment, commencing with the annual meeting of shareholders at which the shareholders of the Company approve this amendment, and continuing with each annual meeting thereafter until the Directors' Plan is terminated or expires, each person who is an Eligible Director immediately following such annual meeting shall be granted an option to purchase 5,000 shares of Common Stock instead of 3,000 shares. No other provision of the Directors' Plan will be changed by the proposed amendment.

   Under current law, certain of the federal income tax consequences to non-employee directors and the Company under the Directors' Plan are as follows: A director to whom a non-qualified stock option is granted (which is treated as an option for federal income tax purposes) does not recognize income at the time of grant of such option and the Company is not entitled to a deduction at that time. When a director exercises the stock option, the director will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value as of the date of option exercise, on the shares the director receives. The Company will generally be entitled to a federal income tax deduction in respect of the stock option in the Company's tax year in which the option is exercised, with the amount of the deduction being equal to the ordinary compensation income recognized by the director as described above.

The Board of Directors recommends a vote "FOR" approval of the amendment to the 1993 Stock Option Plan for Non-Employee Directors.

Ownership of Securities
    The following table sets forth information regarding the beneficial ownership of the Company's voting securities as of June 30, 1995, by (i) each person who beneficially owns more than 5% of the Company's voting securities; (ii) each Director of the Company; (iii) each named
Officer of the Company; and (iv) all Directors and Officers of the Company as a group.

Name and Address of
Beneficial Owner              Number of Shares         Common Percent
Bernard C. Sherman(1)          6,108,634(2)                63.2%
150 Signet Drive
Weston, Ontario
Canada M9L 1T9

FMR and Edward C. Johnson, 3rd   799,800(4)                 8.3%
2 Devonshire Street
Boston, MA 02109

Edwin A. Cohen(1)                466,953(3)                 4.8%

Bruce L. Downey(1)                61,944(3)                    *

George P. Stephan(1)              32,000(3)                    *

Robert J. Bolger(1)               22,000(3)                    *

Wilson L. Harrell(1)              22,000(3)                    *

Michael F. Florence(1)            12,200(3)                    *

Jacob M. Kay(1)                    5,000                       *

Gerald F. Price                   53,359(3)                    *

Ezzeldin A. Hamza                 45,521(3)                    *

Paul M. Bisaro                    23,126(3)                    *

Bruce W. Hooey                     5,658(3)                    *

All Directors and Officers
as a group (17 persons)        6,896,404(3)                71.3%

*    Less than 1%

(1)     A Director of the Company.

(2) Consists of 5,888,276 common shares held of record by Sherman Delaware, Inc. ("SDI") and 220,358 common shares held of record by Glastex Investments, Inc.  All of the shares held of record by
SDI have been pledged to a bank to secure a guaranty made by SDI.
A change in control of the Company could result in the event SDI were to default in its guaranty obligation.
(3) Includes shares of common stock which Directors and Officers have currently exercisable rights to acquire through the exercise of incentive and non-qualified options, in the amount of 60,000 shares for Mr.
Downey, 91,954 shares for Mr.Cohen, 28,500 shares for Mr.
Stephan, 22,000 shares each for Mr. Harrell and Mr. Bolger,
12,000 shares for Mr. Florence, 48,500  shares for Mr. Price,
45,000 shares for Mr. Hamza, 22,500 shares for Mr. Bisaro,  5,000 shares for Mr. Hooey, and 390,204 shares for all Directors and officers as a group.
(4) Reflects shares beneficially owned as of December 31, 1994 according to a statement on Schedule 13G filed with the Securities and Exchange Commission. Fidelity Management
& Research Corp. ("Fidelity"), a wholly-owned subsidiary of FMR
Corp. and an investment adviser registered Investment Advisers
Act of 1940, is the beneficial owner of the shares shown as a result of acting as investment adviser to several investment companies ("the Funds") registered under the Investment Company
Act of 1940.
	Edward C. Johnson 3rd, FMR Corp. (through its control of Fidelity) and the Funds each has sole power to dispose of the 799,800 shares owned by the Funds.

Neither FMR Corp. nor Edward C. Johnson 3rd has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees.

Various persons have the right to receive of the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares shown. The interest of one person, Fidelity Convertible Securities Fund, an investment company registered under the Investment Act of 1940, amounted to 761,200 shares or 7.9% of the class.

Executive Compensation

     The following table sets forth as to the Chairman and Chief
Executive Officer, and the four other executive officers earning the highest aggregate compensation in the fiscal year ended June
30, 1995, the compensation earned, awarded or paid for services rendered to the Company in all capacities during each of the three fiscal years ended June 30, 1995, in which each such person served as an officer.

		   Summary Compensation Table


 Name & Principal                                          Stock   All Other
     Position       Year  Salary($) Bonus($) Other($) Options(#)  Compensation
				(1)                                     ($)(2)
Bruce L. Downey     1995    349,231  200,000    1,132     40,000        14,607
 Chairman, Chief    1994    299,712  187,500   53,072(3)       -        14,757
 Executive Officer  1993    132,211        -   22,850(3) 100,000        10,316
 & President

Gerald F. Price     1995    194,846   50,000   15,121(6)  15,000        11,536
 Executive Vice     1994    185,000   55,500   29,996(4)  10,000        11,710
 President          1993    181,243   10,000   85,098(4)       -         8,761

Ezzeldin A. Hamza   1995    169,846   50,000   13,718(5)   6,500        12,422
 Sr. Vice           1994    160,000   48,000   11,262(5)     750        12,265
 President          1993    145,111   47,000   40,000(5)  44,000        13,817
 Research &
 Development

Paul M. Bisaro      1995    149,461   50,000      236     15,000        13,346
Chief  Financial    1994    111,635   46,000        -      5,000        12,501
 Officer, General   1993     89,316   10,000   54,373(4)  10,000         9,740
 Counsel and
 Secretary

Bruce W. Hooey      1995    114,923  40,000    20,806(4)   5,000        10,814
 Chief Information  1994          -       -           -        -             -
 Officer            1993          -       -           -        -             -

(1) Includes amounts deferred under the Company's Savings and Retirement Plan.
(2) The amounts shown in this column represent the Company's annual contributions to its Savings and Retirement Plan.
(3) Mr. Downey was elected an officer of the Company on January 5, 1993. Amounts represent relocation expenses paid pursuant to his employment agreement. See "Executive Agreements."
(4) Amounts represent reimbursement of relocation expenses.
(5) Amounts accrued in order to fund deferred compensation payable pursuant to agreement. See "Executive Agreements".
(6) Amount represents reimbursement of interest.

Option Grants

     The following table shows all stock options that were granted to the officers named in the preceding Summary
Compensation Table during the fiscal year ended June 30, 1995.
The exercise price of all such options was the fair market value on the date of the grant.


	      Option Grants in the Last Fiscal Year

	    Individual Grants (1)



							 Potential Realizable
	      Number of  % of Total                      Value at Assumed Annual
	      Shares     Options                         Rates of Stock Price
	      Underlying Granted to Per Share            Appreciation for Option
	      Options    Employees  Excercise Expiration Term
   Name       Granted (#)Fiscal YearBase PriceDate        5%($)      10%($)
Bruce L. Downey       40,000    21%   $21.69    08/17/04   545,629    1,382,731
Gerald F. Price       15,000     8%    21.69    08/17/04   204,611      518,524
Ezzeldin A. Hamza      6,500     3%    21.69    08/17/04    88,665      224,694
Paul M. Bisaro        15,000     8%    21.69    08/17/04   204,611      518,524
Bruce W. Hooey         5,000     3%    21.69    08/17/04    68,204      172,841
All Shareholders(2)                                     26,239,581  319,915,883


(1) Consists of options granted under the Company's stock option plan approved by shareholders in 1993. This plan permits the Compensation Committee in its discretion to cancel any option granted under such plan and re-grant it at a lower price, however, no such action was taken during the fiscal year.

(2) Total dollar gains on assumed rates of appreciation shown here calculated on 9,282,427 outstanding shares as of June 30, 1995 and the market price on that date ($21.625)

Note: The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for a grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. As shown in the % column above, no gain to the named officers is possible without appreciation in the price of the Company's common stock, which will benefit all shareowners.

Option Exercises and Option Values

     The following table provides information as to the value of options exercised and options held by Officers named in the preceding Summary Compensation Table at fiscal year end measured in terms of the closing price of the Company's common stock (see
Notes 1 and  2 below).

  Aggregated Option Exercises and Fiscal Year-End June 30, 1995
			  Option Values

				  Number of Shares Subject  Value of Unexercised
      Shares                       to Unexercised Options   In-the-Money Options
    Acquired on  Value                   at Year-End           at Year-End(2)
Name Exercise    Realized(1) Exercisable Unexercisable Exercisable Unexercisable
Bruce L.
Downey      -       -            40,000    100,000     $455,000       $682,500

Gerald F.
Price       -       -            36,000     20,000      405,000         23,125

Ezzledin
A. Hamza    -       -            32,875     40,875      395,759        396,984

Paul M.
Bisaro      -       -            12,500     17,500      125,313         11,563

Bruce W.
Hooey       -       -             2,500      7,500        3,438          3,438

(1) Valued at the difference between the fair market value of the shares at the time of exercise and the options' grant price.
(2) Valued at the difference between the fair market value of the shares at June 30, 1995 ($21.625) and the options' grant price.

Executive Agreements
    In January 1994, the Company entered into a consulting agreement with Mr. Cohen for a term ending June 30, 2002. From January 31, 1994, when the agreement commenced, and through June 30, 1995, Mr. Cohen provided consulting services related to certain business development projects and received compensation at the rate of $250,000 per annum. The consulting agreement, as amended in June 1995, provides that beginning July 1, 1995, Mr. Cohen's duties will, among other things, include consulting and advising with regard to products and process development and attendance at industry associations and technology groups for up to 120 days during the twelve months ending June 30, 1996 and up to 80 days during each fiscal year until June 30, 2002. For the fiscal year ending June
30, 1996, Mr. Cohen will be compensated at the rate of $150,000 per annum and $100,000 during each of the six subsequent years.
During each of the next seven years, Mr. Cohen will also receive an additional fee equal to one percent of the Company's pre-tax earnings between $5 million and $15 million for each such year.
In the event of Mr. Cohen's death during the term of the agreement, all amounts which would otherwise have been payable thereafter will be paid at the times provided in the agreement to his designated beneficiary or his estate. In addition, during the term of the agreement, Mr. Cohen is entitled to receive the same compensation as other non-employee Directors of the Company for his services as a Director, to exercise any outstanding non-qualified stock options granted to him prior to January 21, 1994 and to be provided with medical and dental benefits equivalent to those which the Company provides for its senior officers from time to time on the same terms and conditions. At commencement of the term of the agreement, the Company transferred to Mr.
Cohen title to the automobile which the Company was then providing to him for use in its business.

    On January 4, 1993, the Company employed Mr. Downey as President and Chief Operating Officer. The Agreement, initially for three years, and year-to-year thereafter unless terminated by either party, provides for
(i) a base annual salary of approximately $350,000 (as of July 1, 1994) which may be increased by the Company; (ii) participation in the executive incentive plan with the opportunity to receive an annual bonus of up to 50% of the then base salary; (iii) grant of options to purchase 100,000 shares of common stock; and (iv) financial assistance in relocating, including indemnification of up to $30,000 of any loss sustained on the sale of his present residence. If the Agreement is terminated by the Company without cause or by Mr. Downey for good reason (as defined therein), Mr.
Downey will be entitled to a lump sum payment equal to 18 months base salary.

   On August 9, 1989 the Company entered into an
Agreement with Mr. Hamza in order to induce him to remain as an employee until at least August 9, 1993 at which time the benefits accrued pursuant to the Agreement vested. The Agreement provides for deferred payments to Mr. Hamza annually from 1997 to 2004, both inclusive, in order to coincide with the higher education requirements of his three children. The total amount payable is $300,000, of which $25,000 is payable in each of four of the eight years and $50,000 is payable in each of the other four years. Such obligation is recorded at its present value and is included as part of Other Liabilities in the consolidated balance sheets.

Compensation Committee Report on Executive Compensation

    Regulations of the Securities and Exchange Commission require the compensation committee of the Board of Directors of a publicly-traded company to publish in each proxy statement involving the election of Directors a report addressing certain aspects of Executive Officer compensation for the last completed fiscal year. The following report is provided pursuant to those regulations.

    The Compensation Committee decides or recommends to the Board for its decision on all matters of policy relating to compensation of Executive management and approves the salaries of Officers (other than the Officer-Directors, whose salaries are approved by the Board). The Committee also approves grants of stock options.
    Compensation programs for Executive Officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives.
Elements of Executive compensation include salaries, bonuses and awards of stock options, with the last two being variable. In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including compensation paid by other business organizations of comparable size in the same industry and related industries, profitability, the attainment of annual individual and business objectives, an assessment of individual contributions relative to others' and historic compensation awards.
    The Committee considered the factors described above in determining Mr. Downey's total compensation. More specifically, the Committee recognized that during fiscal 1995, the Company, under Mr. Downey's leadership, improved significantly its profits over fiscal 1994, and effected and maintained a substantial positive change in its relations with the Food and Drug Administration.
The Committee also considered key decisions and actions taken by Mr. Downey to secure and maintain a finding of current Good
Manufacturing Practice compliance from the FDA, which contributed to the three new product approvals received during fiscal 1995;
and, his efforts to continue to build a management team that is capable of further improving the performance of the Company.
Also, during fiscal 1995, the Company achieved the major objectives approved by the Board in the Company's fiscal 1995
Business Plan.

    The Committee is responsible for addressing issues raised by the change in the Internal Revenue Code which establishes a limit on the deductibility of annual compensation for certain Executives which exceeds $1,000,000. The change had no impact for the fiscal year ended June 30, 1995 since no Executive Officer received compensation in excess of $1,000,000. The Committee intends to review this matter from time to time in the future to determine whether changes should be made to meet the requirements for deductibility.
			 The Compensation Committee
			 Edwin A. Cohen
			 Michael F. Florence
			 Wilson L. Harrell
			 George P. Stephan

Performance Graph
    The graph below compares the cumulative total shareholder returns on the common stock of the Company (BRL) for the last five fiscal years with the cumulative total return of the Standard & Poor's Health Care
Drugs Index and the Standard & Poor's 500 Index over the same period, assuming an investment of $100 in the Company's common stock, the S&P Health Care Drugs Index and the S&P 500 Index on June 30, 1990, and reinvestment of dividends.

				       (Graphic omitted)

						June 30,
					1990    1991    1992    1993    1994    1995
Barr Laboratories, Inc.           100  238   97  229  237  275
Health Care Drugs Index           100  123  142  119  115  179
S&P 500 Index                       100  107     122  138  140  177

Certain Relationships and Related Transactions

    During the fiscal year ended June 30, 1995 the Company sold certain of its pharmaceutical products and bulk pharmaceutical materials to four other companies owned by Dr. Bernard Sherman, a Director of the Company. The Company was paid an aggregate of approximately $2,585,000 upon such sales. The Company also purchased bulk pharmaceutical materials from a company owned by Dr. Sherman in the amount of $435,000. The Company believes the amounts of such transactions would approximate the amounts of similar transactions with unaffiliated third parties.

    The Company has purchased a directors' and officers' liability insurance policy from the National Union Fire Insurance Company of Pittsburgh, Pennsylvania, and an excess directors' and officers' liability insurance policy from RLI Insurance Company, that insure the Company for certain obligations incurred in the indemnification of its directors and officers under New York law and insure
Directors and Officers where such indemnification is not provided by the Company. The one-year cost of the combined current policies will be approximately $233,000 for the fiscal year ending June 30, 1996.
    The Company has also purchased an insurance policy from National
Union Fire Insurance Company of Pittsburgh, Pennsylvania, that provides coverage for employees (including officers) who are fiduciaries of the Company's employee benefit plans against expenses and defense costs incurred as a result of alleged breaches of fiduciary duty as defined in ERISA. The one-year cost of the current policy is $6,975.

    In June 1992, a shareholder action was filed against the Company and Edwin A. Cohen, then President of the Company, and Louis J. Guerci, who was a Vice President of the Company. In November 1994, the Company agreed to settle this matter. Management strongly believed that the case was without merit, but determined that it was in the Company's best interest to settle rather than participate in continued litigation. In December 1994, the court approved the settlement. In connection with this action, the Company had separately agreed to indemnify Mr. Guerci in connection therewith. In the three years ended June 30, 1995, the Company made advances of approximately $288,000 and $35,000 in legal fees and expenses to legal counsel on behalf of Mr. Guerci and Mr. Cohen, respectively.

Receipt of Shareholder Proposals

    Any shareholder proposal intended to be presented at the 1996 Annual Meeting must be received by the Company at 2 Quaker Road, P.O. Box 2900, Pomona, New York 10970-0519;
Attention:  The Secretary, not later than July 8, 1996.
Other Matters
   As previously disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 1994, on March 21, 1994, the Company dismissed KPMG Peat Marwick LLP ("Peat Marwick") as principal accountants for the Company and its consolidated subsidiaries.
    The reports of Peat Marwick on the Company's consolidated financial statements for the then two most recent fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles; however, one report included an explanatory paragraph as to an uncertainty. The auditors' report for the fiscal year ended June 30, 1992 stated that the matters referred to therein raised substantial doubt about the Company's ability to continue as a going concern. Those matters were the failure of the Company to be in compliance with certain covenants in its debt agreements, the Company's anticipation that it might need additional capital to finance operations and the Company's ongoing litigation with the Food and Drug Administration. In addition, the auditors' reports for each of the then two most recent fiscal years stated that no provision had been made in the accompanying consolidated financial statements for any liability which might result from a pending shareholder action against the Company.

    During the Company's then two most recent fiscal years and the subsequent interim period of the fiscal year ended
June 30, 1994, there were no disagreements between the Company and Peat Marwick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Peat Marwick, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company's financial statements.
    Effective March 21, 1994, the Company engaged
Deloitte & Touche LLP ("Deloitte") as its independent auditors to audit the Company's consolidated financial statements. Before confirming the engagement, neither the Company nor anyone acting on its behalf consulted Deloitte about the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion Deloitte might render on the Company's financial statements.
    The Company's Board ofDirectors approved the decisions to discharge Peat Marwick and to engage Deloitte, based on recommendations of its Audit Committee and senior management of the Company. The Board approved these recommendations on March 21, 1994. The recommendations of the Audit Committee and senior management were made after they had received presentations from four accounting firms of recognized national standing, including Peat Marwick and Deloitte, with regard to the auditing and related services which each would provide to the Company if it were selected to be the Company's independent auditors.
    Services performed by Deloitte & Touche LLP, the Company's independent accountants, for the year ended June 30, 1995, consisted of an audit of the consolidated financial statements of the Company, an audit of the Company's Employee Savings Plan, preparation of the Company's federal and state tax returns, and limited assistance and consultation in connection with filings with the Securities and Exchange
Commission and on pending tax matters. Deloitte & Touche LLP also performed certain management advisory services in connection with the Company's implementation of a new computer system and evaluation of financing alternatives.
    The Company expects representatives of Deloitte & Touche LLP to be present at and available to respond to appropriate questions which may be raised at the Annual Meeting. Representatives of Deloitte & Touche LLP will have the opportunity to make a statement if they so desire.

APPENDIX
(Proxy Card)
BARR LABORATORIES, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 6, 1995

The undersigned hereby appoints Bruce L. Downey and Edwin A. Cohen, jointly or individually, proxies with the power of substitution to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders on December 6, 1995, or adjournments thereof.

     1.  Election of Directors
     /  / For all nominees listed below (except as marked)
     /  /  Withhold authority to vote for nominees

(Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below). Robert J. Bolger, Edwin A. Cohen, Bruce L. Downey, Michael F.
Florence, Wilson L. Harrell, Jacob M. Kay, Bernard C. Sherman,
George P. Stephan

2. Amendment of 1993 Stock Option Plan for Non-Employee Directors
      For       Against        Abstain
     /   /       /   /          /  /

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or adjournments thereof.

THIS PROXY, DULY EXECUTED, WILL BE VOTED AS SPECIFIED.  IF NO
DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 & 2.

BARR LABORATORIES, INC.
PROXY

The undersigned hereby acknowledge receipt of the Proxy Statement and Notice of Annual Meeting to be held December 6, 1995.


Date: ___________,1995
      ___________(SEAL)
      ___________(SEAL)

(Please sign exactly as your name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer).
PLEASE DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

I PLAN TO ATTEND______